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Exhibit 4.1.12 – Enterprise Funding Agreement dated September 18, 2006, between Alcoa Inc., certain of its affiliates and Alumina Limited.

AMENDMENT AGREEMENT

Alcoa Inc Alumina Limited Alcoa Australian Holdings Pty Ltd Alcoa of Australia Limited Enterprise Funding Partnership

Stock Exchange Centre 530 Collins Street Melbourne VIC 3000 Tel 61 3 9614 1011 Fax 61 3 9614 4661 www.aar.com.au © Copyright Allens Arthur Robinson 2006

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Table of Contents

1.	Interpretation	99

2.	Amendment and Restatement of Funding Agreement	99

3.	Further Assurances	99

4.	Governing Law	100

5.	Counterparts	100

Schedule		101

	Amended and Restated Funding Agreement	101

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DATE	February 2007

Parties

1.	Alcoa Inc of Alcoa Corporate Center, 201 Isabella Street, Pittsburgh, Pennsylvania, United States of America;

2.	Alumina Limited (ABN 85 004 820 419) of Level 12, IBM Centre, 60 City Road, Southbank, Victoria, Australia (Alumina);

3.	Alcoa Australian Holdings Pty Ltd (ABN 33 096 987 370) of corner Davy and Marmion Streets, Booragoon, Western Australia, Australia (AAH);

4.	Alcoa of Australia Limited (ABN 93 004 879 298) of corner Davy and Marmion Streets, Booragoon, Western Australia, Australia; and

5.	Enterprise Funding Partnership between AAH and Alumina constituted by the Partnership Agreement dated 18 September 2006.

Recitals

A	The parties are parties to an Enterprise Funding Agreement dated 18 September 2006 (Funding Agreement).

B	The parties have agreed to amend and restate the Funding Agreement in accordance with the terms of this agreement.

It is agreed as follows.

1.	Interpretation

The provisions of clause 1.2 of the Funding Agreement form part of this agreement as if set out in full in this agreement.

2.	Amendment and Restatement of Funding Agreement

Immediately after the date of this agreement, the Funding Agreement is amended and restated in the form set out in the schedule so that the rights and obligations of the parties under the Funding Agreement will from that time be governed by, and construed in accordance with, the terms set out in the schedule.

3.	Further Assurances

Each party must do anything (including executing agreements and documents) necessary or desirable to give full effect to this agreement and the transactions contemplated by it.

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4.	Governing Law

This agreement is governed by the laws of Victoria, Australia.

5.	Counterparts

This agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

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Schedule

Amended and Restated Funding Agreement

Executed as an agreement.

Signed for Alcoa Inc by its authorised representative in the presence of:
Authorised Representative Signature

Witness Signature	Print Name

Print Name	Position

Executed in accordance with section 127 of the Corporations Act 2001 by Alumina Limited:

Director Signature	Director/Secretary Signature

Print Name	Print Name

Executed in accordance with section 127 of the Corporations Act 2001 by Alcoa Australian Holdings Pty Ltd:

Director Signature	Director/Secretary Signature

Print Name	Print Name

Executed in accordance with section 127 of the Corporations Act 2001 by Alcoa of Australia Limited:

Director Signature	Director/Secretary Signature

Print Name	Print Name

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Signed for the AWAC Funding Partnership by its partners:

Alcoa Australian Holdings Pty Ltd:

Director Signature	Director/Secretary Signature

Print Full Name	Print Full Name

Alumina Limited:

Director Signature	Director/Secretary Signature

Print Full Name	Print Full Name

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Enterprise Funding

Agreement

Alcoa Inc

Alumina Limited

Alcoa Australian Holdings Pty Ltd

Alcoa of Australia Limited

Enterprise Funding Partnership

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CONTENTS

1.	INTERPRETATION		107

	1.1	Definitions	107

	1.2	Rules for interpreting this document	113

2.	TERM OF AGREEMENT		114

3.	AOFA DIVIDENDS		114

	3.1	Distribution of Dividends	114

	3.2	Limitations on Dividends	114

	3.3	Calculation and payment of Dividends	116

	3.4	Quarterly Dividends	116

	3.5	Franking of Dividends	107

	3.6	Restriction on capitalisation	117

	3.7	Provision of information	117

	3.8	Initial Dividends	117

4.	FUNDING OF ENTERPRISE COMPANIES		118

	4.1	Calls by an Enterprise Company	118

	4.2	Requirements for Valid Calls	118

	4.3	Time for payment of Valid Calls	119

	4.4	Funding Valid Calls	119

	4.5	Enterprise Loans	120

	4.6	Tax Rulings	121

	4.7	Tax Events and Dissolution of Enterprise Funding Partnership	121

	4.8	Limits on Enterprise Loans to AofA Group	121

	4.9	Failure to pay	122

	4.10	Non-Enterprise Loan funding mechanisms	122

	4.11	Initial Calls	123

	4.12	Exclusivity and Prioritization; Related Party Borrowings and Use of Cash Balances and Cash Equivalents	124

	4.13	Treatment of loans and Enterprise Loan proceeds	125

5.	OCCURRENCE OF A TAX EVENT		125

	5.1	Notice of a Tax Event	125

	5.2	Mitigating the effect of the Tax Event	126

	5.3	Consequences of a Tax Event	126

	5.4	Parties to act diligently	127

	5.5	Negotiation	128

6.	RESOLUTION OF DISPUTES		128

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7.	TERMINATION		128

	7.1	Termination events	128

	7.2	Consequences of termination	128

	7.3	Review after 12 months	129

	7.4	Extension	129

8.	REPRESENTATIONS AND WARRANTIES		129

	8.1	Representations and warranties by each party	129

	8.2	Reliance on representations and warranties	130

9.	GST		130

	9.1	GST to be added to amount payable	130

	9.2	Liability net of GST	130

	9.3	GST obligations to survive termination	130

	9.4	Definitions	130

10.	NOTICES		130

11.	ASSIGNMENT AND ADDITION		131

	11.1	No assignment	131

	11.2	Addition of new Shareholder	131

	11.3	Addition of new Partner	131

	11.4	Control of Partners and Shareholders	132

12.	GENERAL		132

	12.1	Governing law	132

	12.2	Amendment	132

	12.3	Liability for expenses	133

	12.4	Giving effect to this document	133

	12.5	Waiver of rights	133

	12.6	Operation of this document	133

	12.7	Costs and stamp duty	134

	12.8	Counterparts	134

	12.9	Attorneys	134

SCHEDULE 1			135

	TERMS OF ENTERPRISE LOANS		135

ENTERPRISE FUNDING AGREEMENT

DATE 18 September 2006

PARTIES

Alcoa Inc of Alcoa Corporate Center, 201 Isabella Street, Pittsburgh, Pennsylvania, United States of America (Alcoa)

Alumina Limited ABN 85 004 820 419 of Level 12, IBM Centre, 60 City Road, Southbank, Victoria, Australia (Alumina)

Alcoa Australian Holdings Pty Ltd ABN 33 096 987 370 of corner Davy and Marmion Streets, Booragoon, Western Australia, Australia (AAH)

Alcoa of Australia Limited ABN 93 004 879 298 of corner Davy and Marmion Streets, Booragoon, Western Australia, Australia (AofA)

Enterprise Funding Partnership between AAH and Alumina constituted by the Partnership Agreement dated on or about the date of this document (Enterprise Funding Partnership)

RECITALS

A.	Alumina and Alcoa are participants in the unincorporated global venture known as Alcoa World Alumina and Chemicals (AWAC). The operations of AWAC are conducted by the Enterprise Companies (including AofA) which are owned (directly or indirectly) as to 60% by Alcoa and 40% by Alumina.

B.	The AWAC Documents regulate the operations of AWAC and provide, amongst other things, for the distribution of the profits of AWAC to Alcoa and Alumina (directly or indirectly via their respective Affiliates) and for the funding by Alcoa and Alumina (directly or indirectly via their respective Affiliates) of the activities of AWAC undertaken by the Enterprise Companies.

C.	AAH and Alumina are the shareholders of AofA and are partners in the Enterprise Funding Partnership, which has been formed to provide funding to AofA and other Enterprise Companies for certain activities of AWAC.

D.	Under the Shareholders’ Agreement, the shareholders of AofA agreed to cause AofA to distribute by way of dividends at least 30% of the net income of AofA for each financial year subject to the terms of that agreement.

E.	The parties wish to record their agreement with respect to the payment of dividends by AofA and the funding of certain activities of AWAC, as set out in this document.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this document.

1997 Act means the Income Tax Assessment Act 1997 (Cth).

Affiliate means, in relation to an entity (the first entity):

(a)	a Subsidiary of the first entity;

(b)	an entity of which the first entity is a Subsidiary; or

(c)	a Subsidiary of another entity of which the first entity is also a Subsidiary,

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except that Alcoa’s Affiliates do not include the Enterprise Companies.

AofA Board means the board of directors of AofA from time to time.

AofA Group means AofA and its Subsidiaries from time to time.

Auditor means the auditor of AofA from time to time, which at the Commencement Date and the date of this document is PricewaterhouseCoopers.

Available Cash means, in relation to any Dividend, the projected Cash Balances and Cash Equivalents of the AofA Group at the Dividend Payment Date as reasonably and in good faith estimated by Alcoa, after taking into account (by deduction):

(a)	its cash requirements to cover any projected negative Free Cash Flow of the AofA Group during the remainder of the then current Quarter and the next three Quarters, as reasonably and in good faith estimated by Alcoa, as industrial leader of AWAC, under United States generally accepted accounting principles; and

(b)	AofA’s cash requirements for the payment of the next scheduled Dividend relating to a Minimum Dividend Amount, after taking into account any projected positive Free Cash Flow of the AofA Group from the Dividend Payment Date for the relevant Dividend until the Dividend Payment Date for that next scheduled Dividend relating to a Minimum Dividend Amount as reasonably and in good faith estimated by Alcoa; and

(c)	any scheduled repayment or payment on or before the Dividend Payment Date by AofA of an amount of principal outstanding, and any interest thereon, under an Enterprise Loan made to AofA, in accordance with the terms of that Enterprise Loan.

While the Tax Rulings are in effect and:

(i)	neither clause 4.7 nor clause 4.8 would prevent the making of a relevant Enterprise Loan to AofA; and

(ii)	the approval requirements for equity requests referred to in clause 4.4(b)(i) would not prevent a relevant equity contribution to AofA (either because the relevant requirements are not applicable to the equity contribution, or because the relevant approval for the equity contribution is or will be provided),

Available Cash will be determined (including in respect of the calculation of Free Cash Flow in paragraphs (a) and (b) above) without having regard to any current or prospective growth and sustaining capital expenditure payments and incremental working capital requirements of the AofA Group.

AWAC Documents means:

(a)	the agreements which established AWAC on 1 January 1995 and which govern its operation, including the Formation Agreement, the Charter and the LLC Agreement;

(b)	the Shareholders’ Agreement and the letter agreement dated 16 May 1995 between Alumina and Alcoa; and

(c)	the constituent and governing documents of the Enterprise Companies, including the constitution of AofA.

Business Day means any day (other than Saturday or Sunday) on which registered banks are open for general business in Melbourne and New York.

Call means a notice provided under clause 4.1 or 4.11.

Cash Balances and Cash Equivalents means cash on hand, demand deposits and financial investments that are convertible to cash, less at call borrowings.

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Cash Flow from Operating Activities means cash flow from operating activities, as determined in accordance with United States generally accepted accounting principles.

Charter means the Charter of the Strategic Council dated 21 December 1994 between Alcoa and Alumina.

Commencement Date means 1 January 2006.

Contribution Amount means, in relation to a Valid Call (or part of a Valid Call), an amount equal to:

(a)	the amount of the Valid Call (or part of the Valid Call); less

(b)	the amount of cash held by the Enterprise Funding Partnership which is available to fund the Valid Call (or part of the Valid Call).

Corporations Act means the Corporations Act 2001 (Cth).

Current Financial Year means, in relation to a Dividend, the Financial Year in which the Dividend is to be paid.

Dividend means a dividend (whether final or interim) declared by AofA from time to time and that is payable to each Shareholder in respect of each of their shares in AofA (and in an equal amount per share for all of the Shareholders).

Dividend Payment Date means, in respect of a Dividend, the date on which the Dividend is paid (or, if earlier, the latest date on which the Dividend is required to be paid).

Enterprise Company means each of those entities owned (directly or indirectly) by Alumina and Alcoa as part of AWAC.

Enterprise Funding Requirements means, in relation to an Enterprise Company for a given period, an amount equal to the aggregate of:

(a)	the growth and sustaining capital expenditure payments and incremental working capital requirements of the Enterprise Company during the relevant period;

(b)	the amount equal to any projected negative Cash Flow from Operating Activities of the Enterprise Company during the relevant period; and

(c)	where the Enterprise Company is Abalco S.A. or Omnia Minerios Ltda, the total amount of any outstanding loans provided to the Enterprise Company by any other Enterprise Company on or after 1 August 2005 but before 31 December 2006 that is due to be repaid by the Enterprise Company during the relevant period, less, in the case of an Enterprise Company that is not a member of the AofA Group, the Enterprise Company’s projected positive Cash Flow from Operating Activities (if any, and after deducting any scheduled repayment or payment by such company during the relevant period of an amount of principal outstanding, and any interest thereon, under an Enterprise Loan made to it, in accordance with the terms of that Enterprise Loan) for the relevant period.

Unless otherwise agreed by Alcoa and Alumina, capital requirements of an Enterprise Company for the acquisition of an existing bauxite or alumina business or other existing business shall not be considered an Enterprise Funding Requirement and shall be outside the scope of this document.

Enterprise Loan means a loan from the Enterprise Funding Partnership to an Enterprise Company under an agreement between those entities that is substantially on the terms set out in Schedule 1 (except to the extent otherwise agreed between Alumina and Alcoa) and otherwise as agreed between the Enterprise Funding Partnership and the relevant Enterprise Company.

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Excess Dividends means all Dividends paid or to be paid by AofA after 1 January 2006 (other than Dividends paid or to be paid in respect of a Minimum Dividend Amount), including Quarterly Dividends and the Dividend of $118 million (equivalent to approximately US$85 million) paid in the first Quarter of 2006 (of a Total Dividend Amount of $364 million) and the Dividend of $270 million (equivalent to approximately US$200 million) paid in the second Quarter of 2006.

Financial Year means the period from 1 January 2006 to 31 December 2006 and then each succeeding period from 1 January to the next 31 December (or, if earlier, the date of termination of this document in accordance with its terms).

Free Cash Flow means Cash Flow from Operating Activities, less capital expenditures.

Formation Agreement means the Formation Agreement dated as of 21 December 1994 between Alcoa, Alcoa International Holdings Company, ASC Alumina Inc, Alumina, Alumina International Holdings Pty Ltd and Alumina (USA) Inc.

Funding Period means each period of three months beginning on 1 February, 1 May, 1 August and 1 November in each Financial Year (or such lesser period ending on the date of termination of this document in accordance with its terms).

Initial AofA Funding Period means the period from the Commencement Date to 31 January 2007.

Initial Non-AofA Funding Period means the period from the Commencement Date to 31 October 2006.

Insolvency Event means:

(a)	in relation to any Australian party, the occurrence of any of the following:

(i)	it has proceedings commenced (other than proceedings that are frivolous, vexatious or lacking in good faith or that are dismissed within 90 days), a resolution passed or an order of a court made under any bankruptcy, reorganisation or similar laws of Australia or any of its constituent states or territories by or against that party, or for the winding up, liquidation or dissolution of that party or its business, other than for the purpose of a solvent reconstruction or amalgamation;

(ii)	it has proceedings commenced (other than proceedings that are frivolous, vexatious or lacking in good faith or that are dismissed within 90 days), a resolution passed or an order of a court made for it to enter an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them, other than for the purpose of a solvent reconstruction or amalgamation;

(iii)	it has a receiver appointed for all or any of its assets;

(iv)	it stops or suspends or threatens to stop or suspend payment of all or a class of its debts, or otherwise admits in writing its inability to pay its debts as they become due; or

(v)	it becomes insolvent or suffers any event similar or analogous to those set out in paragraphs (a)(i) to (iv) above;

(b)	in relation to Alcoa, the occurrence of any of the following:

(i)

it has proceedings commenced (other than proceedings that are frivolous, vexatious or lacking in good faith or that are dismissed within 90 days), a resolution passed or an order of a court made under any bankruptcy, reorganisation or similar laws of the United States of America or any of its constituent states by or against Alcoa, or

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for the winding up, liquidation or dissolution of Alcoa or its business, other than for the purpose of a solvent reconstruction or amalgamation;

(ii)	it has proceedings commenced (other than proceedings that are frivolous, vexatious or lacking in good faith or that are dismissed within 90 days), a resolution passed or an order of a court made for it to enter an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them, other than for the purpose of a solvent reconstruction or amalgamation;

(iii)	it has a receiver appointed for all or any of its assets;

(iv)	it stops or suspends or threatens to stop or suspend payment of all or a class of its debts, or otherwise admits in writing its inability to pay its debts as they become due; or

(v)	it becomes insolvent or suffers any event similar or analogous to those set out in paragraphs (b)(i) to (iv) above; and

(c)	in relation to any other party from time to time, the party becomes insolvent or suffers any event similar or analogous to those set out in paragraphs (a)(i) to (iv).

Interim Net Income means, in relation to a period, the amount of the after tax net income of AofA (before minorities) for the period under United States generally accepted accounting principles, as reasonably and in good faith determined by AofA.

LLC Agreement means the Amended and Restated Limited Liability Company Agreement of Alcoa World Alumina LLC dated as of 31 December 1994 between Alcoa, ASC Alumina Inc, Alumina International Holdings Pty Ltd and Alumina (USA) Inc.

Minimum Dividend Amount means, in relation to a Dividend required to be paid in a given Financial Year in accordance with clauses 3.1(a) and 3.3, an amount equal to 30% of the net income of AofA for the preceding Financial Year, as determined under United States generally accepted accounting principles and certified by the Auditor.

Partners means the partners in the Enterprise Funding Partnership from time to time, which, as at the date of this document, are AAH and Alumina.

Partnership Agreement means the Partnership Agreement dated on or about the date of this document between AAH and Alumina in relation to and constituting the Enterprise Funding Partnership as amended from time to time.

Quarter means each period of three months ending on 31 March, 30 June, 30 September and 31 December in each Financial Year (or such lesser period ending on the date of termination of this document in accordance with its terms).

Quarterly Dividend means a Dividend paid or required to be paid by AofA in accordance with clauses 3.1(b), 3.3 and 3.4, or that is deemed to be a Quarterly Dividend under clause 3.8(a) for the purposes of clause 3.4.

Share means the proportionate interest (directly and indirectly) of Alcoa and Alumina in AWAC, which, as at the Commencement Date and the date of this document, is 40% in the case of Alumina and 60% in the case of Alcoa, as adjusted from time to time in accordance with the AWAC Documents.

Shareholders means the holders of ordinary shares in AofA, which, as at the Commencement Date and the date of this document, are AAH and Alumina.

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Shareholders’ Agreement means the agreement dated 10 May 1996 between AAH (as assignee of the rights and obligations of Alcoa International Holdings Company in accordance with the Deed of Accession dated 1 November 2005) and Alumina (as amended), and includes that agreement as its interpretation and operation are modified by the letter agreement dated 16 May 1995 between Alumina and Alcoa.

Strategic Council means the AWAC Strategic Council formed pursuant to the Charter.

Subsidiary has the meaning given in the Corporations Act, but an entity will also be taken to be a Subsidiary of an entity if it is controlled by that entity (as defined in section 50AA of the Corporations Act) and:

(a)	a trust may be a Subsidiary, for the purpose of which a unit or other beneficial interest will be regarded as a share; and

(b)	an entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation.

Tax includes any tax, levy, impost, deduction, charge, rate, duty (including stamp duty), compulsory loan or withholding that is levied or imposed by a government or a governmental, semi-governmental or judicial entity or authority, and any related interest, penalty, charge, fee or other amount.

Tax Event means:

(a)	the expiry, termination, withdrawal or other cessation of effect of a Tax Ruling where a substitute or replacement Tax Ruling, having an effect which is not materially less favourable to the relevant recipient than the substituted or replaced Tax Ruling, has not been granted and is not reasonably anticipated to be granted within three months of the expiry, termination, withdrawal or other cessation of effect of the Tax Ruling; or

(b)     (i)       the introduction, commencement or repeal or amendment; or

(ii)	the change in the interpretation, application or administration by any relevant Tax authority or regulatory body; or

(iii)	the change in the application, as result of the discovery and correction after the date of this document of a previously incorrect application, by Alcoa or any of its Affiliates that is an entity resident in the United States for income tax purposes, of any Tax law or regulation in any jurisdiction (in the case of paragraphs (i) and (ii)) or in the United States (in the case of paragraph (iii)) after the date of this document (Tax Law Change Event) where:

(iv)	the Tax Law Change Event is applicable to Alcoa or any of its Affiliates (including AAH), Alumina or any of its Affiliates, the Enterprise Funding Partnership or an Enterprise Company (or any other relevant person to the extent agreed by Alcoa and Alumina) with respect to any mechanism by which Valid Calls are funded (including Enterprise Loans) or the receipt or payment of Excess Dividends; and

(v)	in the case of a Tax Law Change Event that is applicable to a person who is a Partner, Shareholder or Enterprise Company, the Tax Law Change Event occurred after that person became a Partner, Shareholder or first becomes the recipient of an Enterprise Loan or other relevant funding mechanism (as the case may be).

Tax Ruling Applications means the applications for binding private rulings submitted on behalf of AofA, AAH, Alumina and the Enterprise Funding Partnership by Deloitte Touche Tohmatsu Ltd to the Australian Deputy Commissioner of Taxation on 16 August 2006.

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Tax Rulings means the rulings issued after the date of this document by the Australian Commissioner of Taxation in respect of, and having an effect which is not materially less favourable to any of the relevant recipients than the rulings requested in, the Tax Ruling Applications, or any substitute or replacement ruling or rulings having an effect which is not materially less favourable to any of the relevant recipients than the substituted or replaced ruling or rulings.

Total Dividend Amount means, in respect of a Dividend, the amount of the Dividend (on a per share basis) multiplied by the total number of shares in AofA in respect of which the Dividend is paid or required to be paid.

Valid Call means a Call that is valid under clause 4.2, 4.10(c) or 4.11.

1.2	Rules for interpreting this document

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	The word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(g)	A reference to dollars or $ is to an amount in Australian currency.

(h)	A reference to US$ is to an amount in United States currency.

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2.	TERM OF AGREEMENT

The term of this document will commence on the Commencement Date and continue until this document is terminated by operation of law or in accordance with its terms.

3.	AOFA DIVIDENDS

3.1	Distribution of Dividends

Subject to clause 3.2, the Shareholders will, in relation to each Financial Year, procure that AofA distributes by way of Dividends the aggregate of:

(a)	the Minimum Dividend Amount payable during the Financial Year in accordance with clause 3.3; and

(b)	the amount of each Quarterly Dividend payable during the Financial Year in accordance with clauses 3.3 and 3.4.

3.2	Limitations on Dividends

(a)	Despite anything in this clause 3, the Shareholders do not intend to procure that AofA declares and pays (and must procure that AofA does not declare or pay) any Dividend to the extent (and only to the extent) that:

(i)	the Dividend would be required to be paid other than out of the profits of AofA, within the meaning of section 254T of the Corporations Act; or

(ii)	the declaration or payment of the Dividend would cause AofA to be unable to pay all its debts as and when they become due and payable, taking into account the requirements of this document and the Partnership Agreement in relation to the funding of AofA; or

(iii)	if the Dividend is an Excess Dividend:

(a)	the Dividend would not be able to be fully franked without AofA incurring franking deficit tax or over franking tax (as each of those terms is defined in the 1997 Act), taking into account franking credits that would reasonably be expected to be generated or received by AofA by the end of the franking year (as defined in the 1997 Act) in which the Dividend would be paid;

(b)	payment of the Dividend would result in AofA having insufficient franking credits available to fully frank the next scheduled Dividend relating to a Minimum Dividend Amount, taking into account franking credits that would reasonably be expected to be generated or received by AofA by the end of the franking year (as defined in the 1997 Act) in which that next scheduled Dividend would be paid;

(c)	payment of the Dividend would result in the aggregate amount of:

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(A)	all Dividends (including Excess Dividends and Minimum Dividend Amounts) paid by AofA after 1 January 2006 (including the Dividend of $246 million (equivalent to approximately US$177 million) paid in March 2006 with respect to the 2005 calendar year, out of a Total Dividend Amount of $364 million paid at that time); and

(B)	if the Dividend is to be paid before the Minimum Dividend Amount payable during the Current Financial Year has been paid, the estimated amount of the Minimum Dividend Amount to be paid during the Current Financial Year based on the Interim Net Income of AofA for the Financial Year immediately preceding the Current Financial Year, exceeding 85% of the sum of:

(C)	the cumulative Interim Net Income of AofA for the period from 1 January 2006 to the end of the Financial Year immediately preceding the Current Financial Year; and

(D)	the projected Interim Net Income of AofA for the Current Financial Year as reasonably and in good faith estimated by AofA; or

(d)	payment of the Dividend would reasonably be expected to result in debts of AofA exceeding the level of its “maximum allowable debt” amount for the purposes of section 820-90 or section 820-190 of the 1997 Act (whichever is applicable to AofA for the tax year in which the Dividend would be paid).

(b)	If, but for this clause 3.2(b), clause 3.2(a)(iii) would apply to preclude the payment of any Excess Dividend (whether wholly or in part), the parties will promptly negotiate in good faith and use reasonable endeavours to procure that clause 3.2(a)(iii) does not so apply, or applies only to the minimum extent possible, including in the case of clause 3.2(a)(iii)(d) by:

(i)	using reasonable endeavours to investigate and undertake mitigating strategies to avoid debts of AofA exceeding the level of its “maximum allowable debt” amount; and

(ii)	undertaking promptly at the request of Alumina (and at its sole cost) a valuation of the assets of the AofA Group in accordance with section 820-680 of the 1997 Act for the purposes of determining the level of AofA’s “maximum allowable debt” amount for the purposes of section 820-90 or section 820-190 (as applicable) of the 1997 Act, in which case, AofA, AAH and Alcoa may not unreasonably refuse or delay their assistance in such effort and will provide such information in their possession or control as may be reasonably requested for the valuation, provided that, except as provided in subparagraph (ii) above, no party will be under any obligation to incur any cost or make any expenditure of funds in connection with the activities contemplated by this clause 3.2(b).

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3.3	Calculation and payment of Dividends

The Shareholders will procure that AofA declares and pays the Dividends required by clause 3.1 in relation to a given Financial Year as follows:

Timing of Declaration and Payment	Total Dividend Amount of Dividends
Within 180 days after the end of the preceding Financial Year	Amount equal to the Minimum Dividend Amount for the given Financial Year

Declaration: By the 20th day of the first month of each Quarter of the Financial Year Payment: On or before the last Business Day of the first month of each Quarter of the Financial Year	Amount of the Quarterly Dividend in relation to the relevant Quarter

3.4	Quarterly Dividends

(a)

No later than the 20th day of the first month of each Quarter, Alcoa and Alumina will inform each other and AofA of the receipt and details of all Valid Calls received by them which relate to the Funding Period commencing during that Quarter.

(b)	Subject to clause 3.2, the Dividend that is the Quarterly Dividend for a Quarter will be equal to the lowest of the following amounts:

(i) (a)	55% of the sum of Interim Net Income for the most recently completed Quarter plus Interim Net Income of all prior Quarters (if any) beginning January 1, 2006, less

(b)	the Total Dividend Amount of the Excess Dividends paid during the period beginning January 1, 2006 to the end of the most recently completed Quarter; and

(ii)	the aggregate amount of all Valid Calls made which relate to the Funding Period commencing during that Quarter plus the aggregate amount of all previous Valid Calls made since the Commencement Date, less the Total Dividend Amount of the Excess Dividends paid with respect to all prior Quarters during the term of this document; and

(iii)	the amount of Available Cash on the date of declaration by AofA of the Quarterly Dividend.

3.5	Franking of Dividends

The Shareholders must procure that AofA ensures that, for Australian income tax purposes:

(a)	all Excess Dividends are fully franked; and

(b)

all Dividends that relate to a Minimum Dividend Amount are franked to the maximum extent possible without incurring “franking deficits tax” (as defined in the 1997 Act), taking into account franking credits that would reasonably be expected to be generated or received

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by AofA by the end of the franking year (as defined in the 1997 Act) in which the Dividends would be paid.

3.6	Restriction on capitalisation

The Shareholders will procure that, except as required by generally accepted accounting principles, neither AofA nor the AofA Board capitalises, or resolves to capitalise, any of the profits of AofA (whether those profits relate to then current Financial Year or to any preceding Financial Year) without the prior written consent of all of the Shareholders.

3.7	Provision of information

AofA must provide (and the Shareholders will procure that AofA provides) to each Shareholder:

(a)	within 60 days after the end of each Financial Year:

(i)	a schedule detailing AofA’s franking credit account as at the end of the Financial Year and all changes to it during that Financial Year; and

(ii)	a calculation of AofA’s “maximum allowable debt” amount for the purposes of section 820-90 or section 820-190 of the 1997 Act, whichever is applicable to AofA for the relevant tax year; and

(b)	on the 20th day of the first month of each Quarter, details of the calculation of the amount of the relevant Dividend (if any), including (as relevant) details of the calculation of the aggregate amount of Valid Calls, Available Cash and Interim Net Income.

3.8	Initial Dividends

(a)	Despite clauses 3.1(b), 3.3 and 3.4, the parties agree that:

(i)	Quarterly Dividends will not be required to be declared or paid for the first three Quarters of 2006;

(ii)	subject to clause 3.2, the Shareholders will procure that AofA declares and pays, on or before the last Business Day of the first month commencing after the date of this document, a Dividend for which the Total Dividend Amount is equal to the lowest of the following amounts:

(a)	55% of the sum of the Interim Net Income for each of the first two Quarters of the 2006 Financial Year, less the Total Dividend Amount of the Excess Dividends paid prior to the declaration by AofA of the Dividend; and

(b)	the aggregate amount of all Valid Calls made under clause 4.11(a), less the Total Dividend Amount of the Excess Dividends paid prior to the declaration of the Dividend; and

(c)	the amount of Available Cash on the date of declaration by AofA of the Dividend; and

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(iii)	subject to clause 3.2, the Shareholders will procure that AofA declares and pays, on 1 December 2006, a Dividend for which the Total Dividend Amount is equal to the lowest of the following amounts:

(a)	55% of the sum of the Interim Net Income for each of the first three Quarters of the 2006 Financial Year, less the Total Dividend Amount of the Excess Dividends paid (including any Dividend paid in accordance with clause 3.8(a)(ii)) prior to the declaration by AofA of the Dividend; and

(b)	the aggregate amount of all Valid Calls made under clause 4.11(b); and

(c)	the amount of Available Cash on the date of declaration by AofA of the Dividend; and

(iv)	Dividends paid or required to be paid under this clause 3.8 will be deemed to be Quarterly Dividends for the purposes of the calculation of subsequent Quarterly Dividends under clause 3.4.

(b)	AofA must provide (and the Shareholders will procure that AofA provides) to each Shareholder, on the Dividend Payment Date for each Dividend paid or required to be paid in accordance with clause 3.8(a), details of the calculation of the amount of the Dividend (including details of the calculation of the aggregate amount of Valid Calls, Available Cash and Interim Net Income).

4.	FUNDING OF ENTERPRISE COMPANIES

4.1	Calls by an Enterprise Company

Subject to clauses 4.2, 4.6, 4.10(b) and 4.11, Alcoa will from time to time procure that an Enterprise Company, by notice in writing given by it or on its behalf to Alcoa and Alumina, requests each of Alcoa and Alumina to contribute its Share of the total amount specified in the Call for the purpose of funding the Enterprise Funding Requirements of that Enterprise Company.

4.2	Requirements for Valid Calls

To be valid, a Call made under clause 4.1 must:

(a)	be delivered to Alcoa and Alumina not later than the first Business Day of the month before the commencement of the Funding Period to which it relates;

(b)	specify the Funding Period and the details of the expenditure to which the Call relates;

(c)	represent the Enterprise Funding Requirements of the relevant Enterprise Company for the Funding Period to which the Call relates; and

(d)	be for at least US$1 million.

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4.3	Time for payment of Valid Calls

Subject to clause 4.12, unless Alcoa and Alumina otherwise agree either generally or in relation to a particular Valid Call, the amount specified in a Valid Call will be due and payable in accordance with this clause 4 to the relevant Enterprise Company by:

(a)	in the case of a Valid Call made under clause 4.11(a), the tenth day of the second month commencing after the date of this document;

(b)	in the case of a Valid Call made under clause 4.11(b), 11 December 2006; and

(c)	otherwise, the tenth day after the beginning of the Funding Period to which the Valid Call relates.

4.4	Funding Valid Calls

Upon receipt of a Valid Call:

(a)	except as provided in clause 4.12, in the case of a Valid Call by any member of the AofA Group while the Tax Rulings are in effect and neither clause 4.7 nor clause 4.8 would prevent the making of an Enterprise Loan to AofA:

(i)	the Valid Call will be funded by an Enterprise Loan to AofA in accordance with clause 4.5; and

(ii)	in circumstances where the Valid Call was made by a member of the AofA Group other than AofA, AofA will provide the applicable amount by way of loan, equity contribution or other funding mechanism agreed between Alcoa and Alumina to the relevant Enterprise Company or, failing agreement prior to the making of the relevant Enterprise Loan to AofA under subparagraph (i) above, as determined by Alcoa; and

(b)	otherwise, Alcoa and Alumina shall use reasonable endeavours to agree the extent to which the Valid Call will be funded by an Enterprise Loan in accordance with clause 4.5 or by another funding mechanism in accordance with clause 4.10(a). Failing agreement between Alcoa and Alumina by:

(1)	in the case of a Valid Call made under clause 4.11(a), the first day of the second month commencing after the date of this document;

(2)	in the case of a Valid Call made under clause 4.11(b), 1 December 2006; and

(3)	otherwise, the first Business Day of the relevant Funding Period for the Valid Call,

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the Valid Call (or part of the Valid Call for which agreement has not been reached) will be funded in the manner determined by Alcoa, including by way of an equity contribution to the relevant Enterprise Company, and each of Alcoa and Alumina will fund (or procure that its relevant respective Affiliates fund) its respective Share of the Valid Call (or part of the Valid Call for which agreement has not been reached) in accordance with clause 4.5 or clause 4.10(a) (as the case may be), subject to:

(i)	in the case of equity contributions, the requirements of the provisions of the AWAC Documents referred to in clause 12.6(b)(ii) (including, in particular, the approval requirements for equity requests on behalf of AWAC or the relevant Enterprise Company totalling in any one year more than US$1 billion (as such amount may be modified as provided in clause 12.6(b)(iii)), which approval is not given under this document); and

(ii)	in the case of loans between Enterprise Companies (other than loans permitted under clause 4.12), the requirements of the provisions of section 4(v) of the Charter and corresponding provisions of the other AWAC Documents (it being acknowledged that approval for the purposes of those provisions is not given under this document).

To the extent that the Valid Call is funded by loans between Enterprise Companies in accordance with this clause 4.4(b), payment of that Valid Call will be deemed for the purposes of this document to have been made by Alcoa and Alumina.

4.5	Enterprise Loans

(a)	Subject to clauses 4.6, 4.7 and 4.8, if it is agreed or determined in accordance with clause 4.4 that a Valid Call (or part of a Valid Call) will be funded by an Enterprise Loan, then each of the Partners must (in accordance with the Partnership Agreement):

(i)	make (and each of Alcoa and Alumina must procure that each of its Affiliates that is a Partner makes) a contribution of capital to the Enterprise Funding Partnership in an amount equal to:

(a)	in the case of Partners that are Affiliates of Alcoa, collectively Alcoa’s Share of the Contribution Amount; and

(b)	in the case of Partners that are Affiliates of Alumina, collectively Alumina’s Share of the Contribution Amount; and

(ii)	procure (and each of Alcoa and Alumina must procure that each of its Affiliates that is a Partner procures) that the Enterprise Funding Partnership provides an Enterprise Loan to the Enterprise Company for an amount equal to the Valid Call (or part of the Valid Call) not later than the time specified in clause 4.3.

(b)

Each of Alumina and Alcoa will promptly take (and will procure that each of its Affiliates who are Partners, and each relevant Enterprise Company, promptly takes) all steps within its power that are necessary to ensure that the terms of the Enterprise Loans are observed by the Enterprise Funding Partnership and each relevant Enterprise Company, strictly in accordance with those terms (including the terms relating to prepayment of the whole or any part of Enterprise Loans), and that the rights of the Enterprise Funding Partnership, and

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the obligations of the relevant Enterprise Companies under the Enterprise Loans, are enforced on a timely basis.

4.6	Tax Rulings

The parties agree:

(a)	that, unless the Tax Rulings requested in the Tax Ruling Applications have been issued, no member of the AofA Group will make a Call under this document, but will (until the Tax Rulings requested in the Tax Ruling Applications have been issued or as otherwise provided in clause 4.11(d)) utilise the Cash Balances and Cash Equivalents (including Cash Flow from Operating Activities) of the AofA Group to fund its Enterprise Funding Requirements; and

(b)	to use reasonable endeavours to procure that:

(i)	the Tax Rulings requested in the Tax Ruling Applications are issued by the Commissioner of Taxation as soon as practicable after the date of this document; and

(ii)	on or as soon as practicable after the expiration, termination or other cessation of effect of a Tax Ruling, a substitute or replacement Tax Ruling, having an effect which is not materially less favourable to the relevant recipient than the substituted or replaced Tax Ruling, is granted.

4.7	Tax Events and Dissolution of Enterprise Funding Partnership

If:

(a)	clause 5.3 applies in respect of a Tax Event which affects the making of new Enterprise Loans to some or all Enterprise Companies or affects some or all outstanding Enterprise Loans; or

(b)	the Enterprise Funding Partnership is dissolved in accordance with clause 15 of the Partnership Agreement,

then the Partners will procure (and Alumina and Alcoa will procure that their respective Affiliates who are Partners procure) that the Enterprise Funding Partnership will cease to provide any further funding to such Enterprise Companies by way of Enterprise Loan or will take appropriate action relating to any affected Enterprise Loan, but (except to the extent agreed in writing by Alumina and Alcoa) this document will otherwise continue to apply.

4.8	Limits on Enterprise Loans to AofA Group

(a)	The parties agree that, except as otherwise agreed between Alcoa and Alumina:

(i)	the aggregate of the amounts of principal outstanding under all Enterprise Loans made by the Enterprise Funding Partnership to members of the AofA Group must not at any time exceed US$1 billion; and

(ii)	they will procure that Valid Calls made by members of the AofA Group are not funded by Enterprise Loans to the extent that the limit specified in clause 4.8(a)(i) would be exceeded as a result.

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(b)	The parties agree that, except as otherwise agreed between Alcoa and Alumina, they will procure that Valid Calls made by members of the AofA Group are not funded by Enterprise Loans to the extent that such funding would result in debts of AofA exceeding the level of its “maximum allowable debt” amount for the purposes of section 820-90 or section 820-190 of the 1997 Act (whichever is applicable to AofA for the tax year in which indebtedness is being determined). However, if, but for this sentence, this clause 4.8(b) would apply to preclude the making of Enterprise Loans (or the making of Enterprise Loans to a certain extent), the parties will promptly negotiate in good faith and use reasonable endeavours to procure that this clause 4.8(b) does not so apply, or applies only to restrict the making of Enterprise Loans to the minimum extent possible, including:

(i)	by using reasonable endeavours to investigate and undertake mitigating strategies to avoid debts of AofA exceeding the level of its “maximum allowable debt” amount; and

(ii)	by undertaking promptly at the request of Alumina (and at its sole cost) a valuation of the assets of the AofA Group in accordance with section 820-680 of the 1997 Act for the purposes of determining the level of AofA’s “maximum allowable debt” amount for the purposes of section 820-90 or section 820-190 (as applicable) of the 1997 Act, in which case, AofA, AAH and Alcoa may not unreasonably refuse or delay their assistance in such effort and will provide such information in their possession or control as may be reasonably requested for the valuation, provided that, except as provided in subparagraph (ii) above, no party will be under any obligation to incur any cost or make any expenditure of funds in connection with the activities contemplated by this clause 4.8(b).

4.9	Failure to pay

If either Alcoa or Alumina fails to pay (or procure payment by its Affiliates of) its Share of the funds requested in a Valid Call when due as required by this clause 4 (including by failing to make payment of a Contribution Amount to the Enterprise Funding Partnership), the parties agree that the consequences of such failure will be the same as those that apply to a failure to make an equity contribution required by the Charter, as set out in section 8 of the Charter (as such section 8 may be modified as provided in clause 12.6(b)(iii)).

4.10	Non-Enterprise Loan funding mechanisms

(a)	If it is agreed or determined in accordance with clause 4.4(b) that a Valid Call (or part of a Valid Call) will be funded by a mechanism other than an Enterprise Loan, then (unless otherwise agreed between Alcoa and Alumina) each of Alcoa and Alumina must provide (or procure that one or more of its respective Affiliates provide) an amount equal to its Share of the Valid Call (or part of the Valid Call), not later than the time specified in clause 4.3, by way of the mechanism agreed or determined in accordance with clause 4.4(b).

(b)	Alumina and Alcoa agree that an Enterprise Company may obtain funding in a manner consistent with the AWAC Documents, and not by way of Valid Calls made under this document:

(i)	by external debt financing; or

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(ii)	in the case of an Enterprise Company other than a member of the AofA Group, from its Cash Balances and Cash Equivalents (including Cash Flow from Operating Activities); or

(iii)	subject to paragraph (c), in the case of a member of the AofA Group, from the Cash Balances and Cash Equivalents (including Cash Flow from Operating Activities) of the AofA Group to the extent that the actual Enterprise Funding Requirements of the AofA Group member for any Funding Period exceed the amount provided to the AofA Group member by way of funding of Valid Calls relating to the Enterprise Funding Requirements of the AofA Group member for the relevant Funding Period.

(c)	If a member of the AofA Group funds or reasonably anticipates that it will fund any of its Enterprise Funding Requirements for a Funding Period in accordance with subparagraph (b)(iii), the parties agree that the relevant AofA Group member will make a Call in accordance with clause 4.1 for an amount equal to the amount of such funding not later than the first Business Day of the month before the commencement of the next Funding Period. The Call must specify the details of the expenditure to which the Call relates. The parties agree that a Call made in accordance with this clause 4.10(c) will be a Valid Call for the purposes of this document and will be deemed to relate to the next Funding Period commencing after the Call is made.

4.11	Initial Calls

(a)	At least 7 days prior to the end of the first month commencing after the date of this document, Alcoa, as industrial leader of AWAC, will procure that:

(i)	Alcoa World Alumina LLC, an Enterprise Company located in the United States, by notice in writing given by it or on its behalf to Alcoa and Alumina, requests each of Alcoa and Alumina to contribute its Share of the total amount of all outstanding loans theretofore provided to it by Alcoa, as specified in the Call, to fund the prompt repayment of those loans; and

(ii)	each relevant Enterprise Company (not being a member of the AofA Group), by notice in writing given by it or on its behalf to Alcoa and Alumina, requests each of Alcoa and Alumina to contribute its Share of the total amount specified in the Call for the purpose of funding the Enterprise Funding Requirements of that Enterprise Company for the Initial Non-AofA Funding Period, other than any Enterprise Funding Requirements in respect of which any loan referred to in clause 4.11(a)(i), or in paragraph (c) of the definition of Enterprise Funding Requirements, was provided.

(b)	If the Tax Rulings requested in the Tax Ruling Applications have been issued by the Australian Commissioner of Taxation by 30 November 2006, Alcoa will procure that each relevant member of the AofA Group, by notice in writing given by it or on its behalf to Alcoa and Alumina on 30 November 2006, requests each of Alcoa and Alumina to contribute its Share of the total amount specified in the Call for the purpose of funding the Enterprise Funding Requirements of that Enterprise Company for the Initial AofA Funding Period. To be valid, the Call must specify the details of the expenditure to which the Call relates and, for expenditure not already incurred, include a payment schedule.

(c)	A Call made in accordance with this clause 4.11 will be deemed to be a Valid Call for the purposes of this document. It will (to the extent it relates to a particular Enterprise

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Company) satisfy the requirement for that Enterprise Company to make a Call in accordance with clause 4.1 in respect of the relevant Enterprise Funding Requirements. The parties agree that Calls in respect of Enterprise Funding Requirements of each member of the AofA Group for the Initial AofA Funding Period will be made only in accordance with clause 4.11(b) and not in accordance with clause 4.1.

(d)	If the Tax Rulings requested in the Tax Ruling Applications have not been issued by the Australian Commissioner of Taxation by 30 November 2006, Alcoa and Alumina must use all reasonable endeavours to agree as soon as practicable after that date the means by which the Enterprise Funding Requirements of members of the AofA Group will be funded for the Initial AofA Funding Period and subsequent Funding Periods. Failing such agreement by 31 January 2007, those Enterprise Funding Requirements of members of the AofA Group will be funded in accordance with the AWAC Documents. However, if at any time after 30 November 2006 the Tax Rulings requested in the Tax Ruling Applications are issued by the Australian Commissioner of Taxation, then the Enterprise Funding Requirements of members of the AofA Group for all subsequent Funding Periods will be funded in accordance with the other provisions of this clause 4.

4.12	Exclusivity and Prioritization; Related Party Borrowings and Use of Cash Balances and Cash Equivalents

(a)	Except as otherwise provided in clauses 4.6 and 4.10(b) with respect to funding by external borrowings and Cash Balances and Cash Equivalents (including Cash Flow from Operating Activities), Alcoa will procure that all requests for funding in respect of Enterprise Funding Requirements are made by or on behalf of an Enterprise Company, and those Enterprise Funding Requirements are funded by the relevant Enterprise Company, in accordance with this clause 4.

(b)	To the extent that the aggregate amount of all Valid Calls made in relation to a Funding Period exceeds the Total Dividend Amount of the Quarterly Dividend paid for the Quarter during which that Funding Period commences, (i) the relevant Valid Calls (if any) of the Enterprise Company in Jamaica followed by (ii) the relevant Valid Calls (if any) of the Enterprise Companies in Brazil then (iii) the relevant Valid Calls (if any) of all other non-AofA Group Enterprise Companies will be funded to the extent of the Total Dividend Amount of the relevant Quarterly Dividend before the relevant Valid Calls (if any) of members of the AofA Group are funded. Without limiting any other mechanism by which such Valid Calls may be funded in accordance with clause 4.4(b), the parties expressly agree that the remainder (if any) of any such Valid Calls:

(i)	of an Enterprise Company other than a member of the AofA Group may be funded by loan from another Enterprise Company (other than a member of the AofA Group) for a term of not more than 3 years, or by demand loan from AofA, from its Cash Balances and Cash Equivalents (including Cash Flow from Operating Activities); and

(ii)	of a member of the AofA Group may be funded from the Cash Balances and Cash Equivalents (including Cash Flow from Operating Activities) of the AofA Group,

in each case as determined by Alcoa in good faith after consultation with Alumina. To the extent that any such Valid Calls are funded in accordance with paragraph (i) or (ii) above, payment of those Valid Calls will be deemed for the purpose of this document to have been made by Alcoa and Alumina.

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(c)	To the extent that:

(i)	the Total Dividend Amount of the Quarterly Dividend paid for a Quarter exceeds the aggregate amount of all Valid Calls made in relation to the Funding Period commencing during that Quarter; and

(ii)	all (or part) of a previous Valid Call of an Enterprise Company has been funded in accordance with clause 4.12(b)(i) or (ii) and not been refinanced in accordance with this clause 4.12(c),

Alumina and Alcoa will procure that to the extent of the excess referred to in paragraph (i) above:

(iii)	an equivalent amount will be provided to the relevant Enterprise Company or Enterprise Companies by way of an Enterprise Loan or other funding mechanism agreed or determined in accordance with clause 4.4 (on the basis that a reference in clause 4.4 to a “Valid Call” is to that equivalent amount), in the following order of priority (as relevant): first, according to age of the relevant loans; and second, to the Enterprise Company in Jamaica followed by the Enterprise Companies in Brazil followed by all other non-AofA Group Enterprise Companies followed by AofA; and

(iv)	in so far as an amount is provided to an Enterprise Company under paragraph (iii) above, the relevant loans made to that Enterprise Company under clause 4.12(b)(i) are promptly repaid (in order of priority of age).

4.13	Treatment of loans and Enterprise Loan proceeds

The parties agree that:

(a)	any repayment of principal or payment of interest in respect of an Enterprise Loan, or in respect of any loan by one Enterprise Company to another Enterprise Company, will not constitute or be treated as a dividend or equivalent distribution for any purpose under this document or the AWAC Documents; and

(b)	no Enterprise Loan will be used to repay the principal or interest on any other Enterprise Loan.

5.	OCCURRENCE OF A TAX EVENT

5.1	Notice of a Tax Event

(a)	If, as a result of a Tax Event, there is any increase, or reasonably anticipated increase, in the Tax cost (including any reduction in a Tax deduction, or reduction in availability of a franking credit in the franking accounts of the relevant Shareholder on Excess Dividends, as relevant) to Alcoa or any of its Affiliates (including AAH), Alumina or any of its Affiliates, the Enterprise Funding Partnership, an Enterprise Company or any other relevant person (as the case may be), then:

(i)	Alumina (in the case of a Tax Event affecting it or an Affiliate, the Enterprise Funding Partnership, or an Enterprise Company (or any other relevant person to the extent agreed by Alumina and Alcoa for the purposes of this clause 5.1(a)(i))); or

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(ii)	Alcoa (in the case of a Tax Event affecting it or an Affiliate (including AAH), the Enterprise Funding Partnership or an Enterprise Company (or any other relevant person to the extent agreed by Alumina and Alcoa for the purposes of this clause 5.1(a)(ii))), may give notice (initial notice) to the other as soon as possible but in any event within 20 Business Days of the party becoming aware of the Tax Event. Notwithstanding the foregoing, an initial notice may only be given by Alcoa in the case of a Tax Event relating to a Tax Law Change Event referred to in paragraph (b)(iii) of the definition of Tax Event where the increase, or reasonably anticipated increase, in Tax cost relates to a period after the occurrence of the Tax Event.

(b)	An initial notice must contain sufficient information to enable the receiving party to assess the nature and impact of the Tax Event on the entity affected by the Tax Event and, without limitation, must contain reasonable details of the Tax Event, the estimated quantum of the associated Tax cost, reasonable details of any proposal that the party providing the initial notice may have to avoid or minimise the impact of the Tax Event on the entity affected by the Tax Event and whether the notifying party, due to the occurrence of the Tax Event, elects to suspend the operation of any existing Enterprise Loan or other affected funding arrangement made under this document and/or the making of any new Enterprise Loan and/or the payment of any Excess Dividend in accordance with clause 5.3(a).

5.2	Mitigating the effect of the Tax Event

(a)	Within 15 Business Days of the date of the initial notice, the party receiving the initial notice:

(i)	must advise (in writing) the party giving the notice whether the receiving party agrees to any proposal provided in the initial notice and the terms and conditions of its agreement; and

(ii)	may present (in writing) to the party giving the initial notice any alternative proposal that the receiving party may have to avoid or minimise the impact of the Tax Event on the entity affected by the Tax Event, which may include a proposal to compensate the entity affected by the Tax Event on a “make whole” basis (as assessed post tax).

(b)	Within 10 Business Days of receipt of an alternative proposal under clause 5.2(a)(ii), the other party must advise (in writing) the party presenting the alternative proposal whether the other party agrees to the alternative proposal and the terms and conditions of its agreement. In circumstances where the alternative proposal is compensation of the entity affected by the Tax Event on a “make whole” basis (as assessed post tax), the other party may not unreasonably withhold its agreement to the alternative proposal.

5.3	Consequences of a Tax Event

(a)

A notifying party may indicate in its initial notice that the Tax Event has an effect described in clause 5.3(b)(i), (ii) or (iii) below and, on providing written confirmation from its external taxation adviser that a Tax Event has occurred having the effect described in clause 5.3(b)(i), (ii) or (iii), may elect to suspend for a period of up to 20 Business Days actions required to be undertaken during such period in respect of one or more affected outstanding Enterprise Loans or other affected funding arrangements, the payment of

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Excess Dividends and/or the making of any new Enterprise Loan, as relevant to the nature and effect of the Tax Event. Immediately upon the receipt of such an initial notice, despite any other provision in this document, Alumina or Alcoa (as the case may be) will procure that their respective Affiliates who are Partners will procure that the Enterprise Funding Partnership will take appropriate action in relation to such affected outstanding Enterprise Loans and/or cease to provide any further funding to the relevant Enterprise Companies by way of Enterprise Loan and/or Alumina and Alcoa will take other appropriate action with respect to such other affected funding arrangements or Excess Dividends, as agreed by Alcoa and Alumina for the duration of the period of suspension.

(b)	If within 25 Business Days of the date of the initial notice, Alumina and Alcoa have been unable to reach an agreement as contemplated by clause 5.2 or if no written response to the initial notice was given by the receiving party under clause 5.2, then:

(i)	if the relevant Tax Event affects the making of new Enterprise Loans to some or all Enterprise Companies, the Partners will procure (and Alumina and Alcoa will procure that their respective Affiliates who are Partners will procure) that the Enterprise Funding Partnership will cease to provide any further funding to the relevant Enterprise Companies by way of Enterprise Loan but except as otherwise agreed in writing by Alumina and Alcoa, this document will otherwise continue to apply;

(ii)	if the relevant Tax Event affects some or all outstanding Enterprise Loans, Alumina and Alcoa will co-operate with each other to procure the unwinding of, or other appropriate action in relation to, such affected outstanding Enterprise Loans made to the relevant Enterprise Company (as well as any loans to any other Enterprise Company out of the proceeds of Enterprise Loans, but (except to the extent agreed in writing by Alumina and Alcoa) this document will otherwise continue to apply; and

(iii)	if the relevant Tax Event affects or relates to any other arrangements entered into for the purpose of funding a Valid Call in accordance with clause 4, or any other matter, Alumina and Alcoa will promptly negotiate in good faith and use reasonable endeavours to promptly investigate and undertake mitigating strategies to avoid or minimise the impact of the Tax Event on the entity affected by the Tax Event (including the unwinding of the arrangements affected), or to agree any amendments to this document that may be necessary or desirable as a consequence of the occurrence of the Tax Event.

5.4	Parties to act diligently

Each of Alumina and Alcoa:

(a)	agrees that it will exercise reasonable diligence in relation to its own affairs, and will procure that its Affiliates who are Partners, Shareholders or other relevant persons, and the Enterprise Companies, exercise reasonable diligence in relation to their respective affairs, to identify the likely occurrence of an event or circumstance referred to in the definition of Tax Event at the earliest point in time; and

(b)	acknowledges that it is not its intention to seek to terminate the Enterprise Loan or other funding arrangements or unwind any Enterprise Loans or other funding arrangements under

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this clause 5 on the basis of immaterial increases in Tax cost to it, any of its Affiliates, the Enterprise Funding Partnership or any Enterprise Company.

5.5	Negotiation

If there is a disagreement whether a Tax Event has occurred, within 5 Business Days of Alumina or Alcoa notifying the other in writing of the disagreement, a senior representative of each of Alumina and Alcoa must meet and use all reasonable endeavours acting in good faith to resolve the disagreement within 5 additional Business Days.

6.	RESOLUTION OF DISPUTES

All disputes and differences between Alcoa or any of its Affiliates, on the one hand, and Alumina or any of its Affiliates, on the other hand, arising out of or in connection with this document will be resolved in accordance with the dispute resolution procedures set out in section 11 of the Charter and the corresponding provisions of the other AWAC Documents. Notwithstanding any other provision of this document, the courts sitting in the State of Delaware will have exclusive jurisdiction over the parties with respect to the resolution of any disputes involving judicial proceedings arising out of or in connection with this document.

7.	TERMINATION

7.1	Termination events

Unless otherwise agreed in writing by Alcoa and Alumina, this document will terminate:

(a)	on 31 December 2010; or

(b)	if Alcoa, Alumina, AAH, the Enterprise Funding Partnership or AofA (a Defaulting Party) commits a material breach of this document and, if the breach is capable of remedy, fails to remedy the breach within 7 Business Days after being required in writing by any other of those parties to do so, upon:

(i)	where the Defaulting Party is Alumina – Alcoa or AAH; and

(ii)	where the Defaulting Party is Alcoa, AAH, AofA or the Enterprise Funding Partnership – Alumina,

giving 5 Business Days’ notice to all of the other parties of termination of this document; or

(c)	if an Insolvency Event occurs in relation to Alcoa or Alumina, AAH or AofA (Insolvent Party) and, if the Insolvency Event is capable of cure, it is not cured within 7 Business Days after that is required in writing by any other of those parties by notice to the Insolvent Party, upon:

(i)	where the Insolvent Party is Alumina – Alcoa or AAH; and

(ii)	where the Insolvent Party is Alcoa, AAH or AofA – Alumina,

giving 5 Business Days’ notice to all of the other parties of termination of this document.

7.2	Consequences of termination

(a)	Termination of this document does not affect any accrued rights or remedies of any party.

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(b)	On termination of this document any outstanding Enterprise Loans will not be terminated but will continue in accordance with their terms until repaid or otherwise terminated.

(c)	Clauses 5 and 6 will survive termination of this document to the extent that the provisions of those clauses relate to any outstanding Enterprise Loans or other funding arrangements continuing beyond termination of this document.

7.3	Review after 12 months

Promptly after the expiry of 12 months after the date of this document, Alcoa and Alumina must meet to review the operation of this document and discuss whether any amendments should be made to this document to ensure that its provisions (including those relating to the payment of Dividends by AofA and the funding of Enterprise Companies) operate in a manner that reflects the intentions of the parties immediately prior to the date of this document. One of the subjects that the parties may choose to discuss during this review is whether to increase the limit on Enterprise Loans set forth in clause 4.8(a)(i).

7.4	Extension

It is the intent of the parties (in particular Alcoa and Alumina) that their agreement, as reflected in this document, to cause the payment by AofA of Excess Dividends will, to the extent possible, continue to operate for successive five year periods after 31 December 2010. However, this clause 7.4 is without prejudice to the parties’ rights of termination under clause 7.1, and nothing in this document will prevent any party from withholding its consent to such operation or from indicating a contrary intent in the future.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Representations and warranties by each party

Each party represents and warrants to the others that at the date of this document:

(a)	(formation) it is duly incorporated under the laws of the place of its incorporation or, in the case of the Enterprise Funding Partnership, it is duly constituted under the Partnership Agreement;

(b)	(power and authority) it has the power and authority to sign this document and perform and observe all its terms;

(c)	(document enforceable) this document has been duly executed and is a legal, valid and binding agreement enforceable against it in accordance with its terms;

(d)	(transactions permitted) the execution and performance by it of this document and transaction contemplated under it did not and will not violate in any respect a provision of:

(i)	a law or treaty or a judgment, ruling, order or decree of a government or a governmental, semi-governmental or judicial entity or authority that is binding on it;

(ii)	its constitution or other constituent documents or, in the case of the Enterprise Funding Partnership, the Partnership Agreement; or

(iii)	any other document or agreement which is binding on it or its assets; and

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(e)	(insolvency) none of the circumstances described in the definition of Insolvency Event applies to it or is threatened in relation to it.

8.2	Reliance on representations and warranties

Each party acknowledges that the other parties have entered into this document in reliance on the representations and warranties in this clause 8.

9.	GST

9.1	GST to be added to amount payable

If GST is payable on a Taxable Supply made under, by reference to or in connection with this document, the party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional Consideration. This clause 9 does not apply to the extent that the Consideration for the Taxable Supply is expressly agreed to be GST inclusive. No payment of the GST Amount is required until the supplier has provided a Tax Invoice or Adjustment Note (as the case may be) to the recipient.

9.2	Liability net of GST

Any reference in the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a party, must exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability.

9.3	GST obligations to survive termination

This clause 9 will continue to apply after expiration or termination of this document.

9.4	Definitions

In this clause 9:

Adjustment Note, Consideration, GST, Input Tax Credit, Tax Invoice and Taxable Supply have the meanings given by the GST Law.

GST Amount means, in relation to a Taxable Supply, the amount of GST payable in respect of that Taxable Supply.

GST Law has the meaning given by the A New Tax System (Goods and Services Tax) Act 1999 (Cth) or, if that Act does not exist, any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

10.	NOTICES

(a)

A notice, consent or other communication under this document is only effective if it is in writing, signed and either left at the addressee’s address or sent to the addressee by mail or fax. If it is sent by mail, it is taken to have been received 3 Business Days after it is posted (if posted to an address in the same country) or 7 Business Days after the date of posting by air mail (if posted to an address in another country). If it is sent by fax, it is taken to have been received on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number and indicating that the transmission has been made without error. However, if the result of the foregoing is that a notice, consent or other communication would be taken to be given or made on a day which is not a business day in the place to which it is sent or is later than 4.00 pm (local time) it

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will be taken to have been duly given or made at the commencement of business on the next business day in that place.

(b)	A person’s address and fax number are those set out below, or as the person notifies the sender in writing:

Alcoa
Address:	390 Park Avenue New York, New York 10022 United States of America
Fax number:	+ 1 212 836 2802
Attention:	Group CFO
Global Primary Products

Alumina
Address:	Level 12, IBM Centre, 60 City RoadSouthbank, Victoria, 3006
Australia
Fax number:	+ 61 3 8699 2699
Attention:	General Counsel/Company Secretary

AAH, AofA and Enterprise Funding Partnership
Address:	Corner Davy and Marmion Streets Booragoon, Western Australia, 6953 Australia
Fax number:	+ 61 8 9316 5343
Attention:	Company Secretary

11	ASSIGNMENT AND ADDITION

11.1	No assignment

Subject to clauses 11.2 and 11.3, a party may only assign, dispose of, encumber, declare a trust over or otherwise create an interest in or deal with any of its rights or obligations under this document, or attempt or purport to do so, with the prior consent of each other party.

11.2	Addition of new Shareholder

If a Shareholder (in accordance with the Shareholders’ Agreement) seeks to sell, assign or transfer some or all of its shares in AofA (or any interest in such shares) it must (without needing the consent of any other party) also, contemporaneously with that sale, assignment or transfer, procure that the transferee enters into a document in a form reasonably satisfactory to the other Shareholders under which the Shareholder assigns absolutely to the transferee its rights as a Shareholder under this document, and the transferee assumes absolutely the obligations of the Shareholder as a Shareholder under this document, to the same relative extent as the sale, assignment or transfer of the Shareholder’s shares in AofA (or any interest in such shares), such that the transferee is deemed to be a party to this document in lieu of the Shareholder to that extent.

11.3	Addition of new Partner

If a Partner (in accordance with the Partnership Agreement) seeks to sell, assign or transfer some or all of its interest in the Partnership it must (without needing the consent of any other party) also, contemporaneously with that sale, assignment or transfer, procure that the transferee enters into a document in a form reasonably satisfactory to the other Partners under which the Partner assigns absolutely to the transferee its rights as a Partner under this document, and the transferee assumes

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absolutely the obligations of the Partner as a Partner under this document, to the same relative extent as the sale, assignment or transfer of the Partner’s interest in the Partnership, such that the transferee is deemed to be a party to this document in lieu of the Partner to that extent.

11.4	Control of Partners and Shareholders

(a)	Alcoa must procure that, at all times during the term of this document, AAH and its permitted successors and assigns as Shareholder or Partner:

(i)	have the same ultimate holding company (within the meaning of section 9 of the Corporations Act); or

(ii)	where either the relevant Shareholder or the relevant Partner (but not both) does not have an ultimate holding company, the ultimate holding company of the other is that person; or

(iii)	where both the relevant Shareholder and the relevant Partner do not have an ultimate holding company, the Shareholder and the Partner are the same person.

(b)	Alumina must procure that, at all times during the term of this document, its permitted successors and assigns as Shareholder or Partner:

(i)	have the same ultimate holding company (within the meaning of section 9 of the Corporations Act); or

(ii)	where either the relevant Shareholder or the relevant Partner (but not both) does not have an ultimate holding company, the ultimate holding company of the other is that person; or

(iii)	where both the relevant Shareholder and the relevant Partner do not have an ultimate holding company, the Shareholder and the Partner are the same person.

12.	GENERAL

12.1	Governing law

Except to the extent that the law in force in the State of Delaware (USA) will govern the interpretation and operation of the dispute resolution procedures referred to in clause 6 (but not the substantive issues the subject of the relevant dispute or difference), this document is governed by the law in force in Victoria, Australia.

12.2	Amendment

This document can only be amended, supplemented, replaced or novated by another document signed by the parties.

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12.3	Liability for expenses

Each party must pay its own expenses incurred in negotiating, executing, stamping and registering this document.

12.4	Giving effect to this document

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this document.

12.5	Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)	the exercise of a right does not prevent any further exercise of that right or of any other right.

12.6	Operation of this document

(a)	This document, the AWAC Documents, the Partnership Agreement and the AWAC cash management proposal agreed between Alumina and Alcoa on or about September 2002 contain the entire agreement between the parties about the subject matter of this document. Any previous understanding, agreement, representation or warranty relating to that subject matter (other than the AWAC Documents, the Partnership Agreement and the AWAC cash management proposal) is replaced by this document and has no further effect.

(b)	Alcoa, Alumina and AAH acknowledge and agree (and will procure to the extent necessary that their respective Affiliates acknowledge and agree) that, except to the extent expressly provided in this document, this document is without prejudice to, and does not exclude or limit or constitute a waiver or modification of, any right, power, obligation or remedy provided by any AWAC Document. Without limitation, Alcoa, Alumina and AAH acknowledge and agree the following:

(i)	This document is without prejudice to, and does not exclude or limit or constitute a waiver or modification of, section 10 of the Charter, or any of the corresponding provisions of the other AWAC Documents, including in particular the obligation to endeavour to distribute dividends above 30% of the net income of AWAC or the relevant Enterprise Company (as applicable).

(ii)	Subject to sub-paragraph (iii), this document is without prejudice to, and does not exclude or limit or constitute a waiver or modification of, section 4 or 8 of the Charter, or any of the corresponding provisions of the other AWAC Documents, including in particular the approval requirements for equity requests on behalf of AWAC or the relevant Enterprise Company totalling in any one year more than US$1 billion, and the funding obligations of Alcoa in respect of certain equity requests made to Alumina or any of its Affiliates, as set forth in section 8(a)(ii) of the Charter.

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(iii)	Section 8 of the Charter and any of the corresponding provisions of the other AWAC Documents are modified during the term of this document as follows:

(a)	the requirement to give 60 days’ notice of equity calls under section 8(a) of the Charter will not apply in relation to the funding of Valid Calls; and

(b)	the US dollar amounts “$500 million” referred to in section 8(a)(i) and (ii) of the Charter and “$1 billion” in section 8(a)(ii) and (iii) of the Charter will each be increased by the amount of Quarterly Dividends paid in the relevant Financial Year with respect to Valid Calls that are funded by equity contributions (or if funded only in part by equity contributions, to the extent of such equity funding) in accordance with clause 4.4(b).

(iv)	The provision of Enterprise Loans by the Enterprise Funding Partnership to Enterprise Companies and loans between Enterprise Companies as contemplated in clause 4.12(b) have been expressly agreed to by Alcoa and Alumina for the purposes of section 4(v) of the Charter, and any of the corresponding provisions of the other AWAC Documents.

(v)	Enterprise Loans, and loans by one Enterprise Company to another Enterprise Company, will not be taken into account for the purpose of determining compliance with the 30% leverage requirements of section 9 of the Charter, and any of the corresponding provisions of the other AWAC Documents.

(c)	Subject to clause 12.6(b), if there is any inconsistency between the provisions of this document and a provision of any of the AWAC Documents, the provisions of this document during its term will prevail to the extent of the inconsistency and the provisions of the relevant AWAC Document will be construed accordingly.

(d)	Any right that a person may have under this document is in addition to, and does not replace or limit, any other right that the person may have.

(e)	Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.

12.7	Costs and stamp duty

Each party must bear its own costs arising out of the negotiation, preparation and execution of this document. All stamp duty (including fines, penalties and interest) payable on or in connection with this document and any instrument executed under or any transaction evidenced by this document must be borne by Alumina and Alcoa in proportion to their respective Shares.

12.8	Counterparts

This document may be executed in counterparts.

12.9	Attorneys

Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

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SCHEDULE 1

TERMS OF ENTERPRISE LOANS

Borrower:	Relevant Enterprise Company.

Lender:	Enterprise Funding Partnership.

Type of Loan:	Unsecured revolving multicurrency facility. Drawings are available in dollars or US dollars.

Enterprise Loan Limit:	One billion US dollars (US$1,000,000,000) (or its equivalent in dollars).

Financial Close:	The date on which all the conditions precedent to first drawdown under the Enterprise Loan Agreement are satisfied.

Availability Period:	The Loan will be available for drawdown during the period commencing on Financial Close and ending on:

(a) 30 June 2011 (or, if that day is not a Business Day, on the Business Day immediately preceding that day); or

(b) such later date as the parties may agree.

Repayment Term:	The period commencing on Financial Close and ending 15 June 2016 (or, if that day is not a Business Day, on the Business Day immediately preceding that day).

Purpose of Enterprise Loan:	To fund the Enterprise Funding Requirements of the Borrower or another Enterprise Company in accordance with this document (being the Enterprise Funding Agreement).

Interest Rate:	BBSY ($ drawings) or LIBOR (US$ drawings), plus the Margin calculated on the daily drawn amount on the basis of a 360 day year and actual number of days elapsed.

Interest will be calculated daily and will be payable semi-annually on 30 June and 31 December of each year, to the extent of available cash of the Borrower on the date of payment, and otherwise will be capitalised.

Margin:	0.4% per annum (where the Borrower is AofA) and otherwise an arm’s length rate per annum determined reasonably by the Lender by reference to the credit risk of the Borrower (including country risk having regard to sovereign debt margins). The Lender may increase the Margin if a Credit Review Event occurs.

Default Rate:	2.00% per annum plus the applicable Interest Rate.

Drawdown Amounts:	The Loan may be drawn in amounts of not less than US$1 million or its equivalent in dollars (as applicable) and in integral multiples of US$1 million or its equivalent in dollars (as applicable).

Establishment Fee:	US$50,000. This fee is payable on first drawdown of the Loan by the Borrower.

Repayment:

(a)      Each drawing will be repayable over the remaining Repayment Term. Subject to paragraph (b), a pro rata payment in respect of each such drawing (each a Scheduled Payment) will be due on 31 January of each year and on the Final Repayment Date (each a Repayment Date).

(b)      If on any Repayment Date (other than the Final Repayment Date) the total amount of Scheduled Payments for that Repayment Date exceeds 100% of the Borrower’s available cash on that Repayment Date, the Borrower will only be required to pay the Scheduled Payments to the extent of its available cash on that Repayment Date.

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(c) Scheduled Payments will be adjusted from time to time to reflect capitalised interest and the unpaid amount of any previous Scheduled Payment.

(d) Any amount outstanding on the Final Repayment Date must be repaid on that date.

Voluntary Prepayment:	On any Repayment Date, with not less than 10 days’ prior written notice to the Lender, the Borrower may prepay:

(a) an amount equal to the principal of the Scheduled Payment due on the last Repayment Date for the Enterprise Loan; plus

(b)    25% of the outstanding balance of the Enterprise Loan as at the end of the Financial Year immediately preceding the Repayment Date, provided that, where the Borrower is AofA only, it has distributed (or will have distributed by the Repayment Date) as Dividends in accordance with this document (being the Enterprise Funding Agreement) the Minimum Dividend Amount payable during each Financial Year ending before the Repayment Date, plus Excess Dividends in aggregate equal to the lesser of:

(i) 55% of the cumulative Interim Net Income of AofA for the period from the Commencement Date to the end of the Financial Year immediately preceding the Repayment Date; and

(ii) the aggregate amount of all Valid Calls made in accordance with this document (being the Enterprise Funding Agreement) since the Commencement Date.

The Enterprise Loan may not otherwise be prepaid in whole or in part at any time, except with the prior written consent of the Lender.

Currency Fluctuation:	If, at any time, the US$ equivalent (as determined in good faith by the Lender by reference to prevailing exchange rates) of all outstanding drawings exceeds the Enterprise Loan Limit by more than 5%, the Borrower shall reduce the drawings immediately so that the US$ equivalent does not exceed the Enterprise Loan Limit.

Redraw:	Amounts repaid or prepaid can be redrawn.

Cancellations:	If the Borrower wishes to cancel any undrawn commitment it shall be for a minimum of US$1 million and whole multiples of US$1 million. Any cancelled amounts may not be redrawn.

Credit Review Event:	If a Credit Review Event occurs, the Lender may increase the Margin.

Conditions Precedent to First Drawdown:	Standard conditions precedent, including the following. (a) Counterparts of the Enterprise Loan Agreement, duly executed by the parties.

(b) A certified copy of:

(i) the board resolutions of the Borrower authorising execution and performance of the Enterprise Loan Agreement and the appointment of authorised officers;

(ii) an executed power of attorney, duly stamped and registered (if required); and

(iii) specimen signatures of all authorised officers.

(c) The representations and warranties are true.

Conditions Precedent to All Drawdowns:	Receipt by the Lender of a valid drawdown notice.

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Representations and Warranties:	Standard representations and warranties, including the following. (a) (Status) The Borrower is validly existing under the laws of its place of formation.

(b)    (Corporate power and authorisation) The Borrower has the power to enter into and perform the Enterprise Loan Agreement and has taken all necessary corporate and other action with respect to the Enterprise Loan Agreement.

(c) (Document binding) The Enterprise Loan Agreement is the Borrower’s valid, binding and enforceable obligation.

(d) (Authorisations) All governmental authorisations have been obtained and are in full force and effect.

Undertakings:	Standard general undertakings, including the following.

(a) (Negative pledge) Borrower not to create or allow to exist a security interest over its assets except:

(i)     a lien arising by operation of law in the ordinary course of day to day trading and not securing financial indebtedness where the Borrower duly pays the indebtedness secured by that lien other than indebtedness contested in good faith; and

(ii) as agreed with the Lender.

(b) (Corporate existence) Borrower to maintain its corporate existence in good standing.

Events of Default:	Enterprise Loan Agreement to contain usual events of default, including the following.

(a) (Obligations under Enterprise Loan Agreement) The Borrower fails:

(i) to pay an amount payable by it under the Enterprise Loan Agreement when due (subject to a five Business Day grace period); or

(ii)    to comply with any of its other obligations under the Enterprise Loan Agreement and if, in the reasonable opinion of the Lender, that failure is capable of remedy within 28 days of receipt of a notice from the Lender, the Borrower does not remedy the failure within that period.

(b) (Misrepresentation) Any representation or warranty in the Enterprise Loan Agreement is incorrect or misleading in any material respect.

(c) (Winding up, arrangements, insolvency etc) The Borrower is wound up, has an administrator appointed to it, or some other form of insolvency proceeding occurs or is applied for with respect to it.

(d) (Vitiation of Enterprise Loan Agreement)

(i) All or any material part of the Enterprise Loan Agreement is terminated or is or becomes void, illegal, invalid, unenforceable or of limited force and effect; or

(ii) a party becomes entitled to terminate, rescind or avoid all or part of the Enterprise Loan Agreement.

Tax Event:	If, as a consequence of a Tax Event, clause 5.3 of this document (being the Enterprise Funding Agreement) applies to the Enterprise Loan:

(a) Scheduled Payments may be adjusted unilaterally by the Lender; and/or

(b) the Lender may terminate, or take other unilateral action in relation to, the Enterprise Loan Agreement.

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Taxes:	If a law requires the Borrower to withhold or deduct any taxes from payment so the Lender would not actually receive the full amount provided for under the Enterprise Loan Agreement, the Borrower and the Lender will negotiate in good faith as to whether the amount payable by the Borrower to the Lender should be increased on account of those deductions.

Goods and Services Tax:	The Borrower will reimburse the Lender for any goods and services tax payable by the Lender in relation to taxable supplies made by the Lender to the Borrower.

Legal and Other Costs and Expenses:	The Borrower will pay and/or reimburse the Lender on demand for all charges and expenses which the Lender may incur or become liable to pay in connection with the preparation, execution, implementation or enforcement of the Enterprise Loan Agreement, including any stamp duty, debits tax, any other tax, duty or legal fees (on a full indemnity basis) and out-of-pocket expenses.

Assignment:	Neither party may assign or transfer any of its rights or obligations under the Enterprise Loan Agreement.

Governing Law:	Victoria, with submission to the non-exclusive jurisdiction of the Courts of Victoria.

Definitions

In this Schedule 1, unless the context otherwise requires:

(a)	terms which are defined in clause 1.1 of this document (being the Enterprise Funding Agreement) apply; and

(b)	the following definitions apply:

BBSY, for a period, means the arithmetic mean of the bid rates shown on the Reuters screen BBSY paid for $ bank accepted bills of exchange for a term equivalent to six months.

Credit Review Event means a material adverse change to the ability of the Borrower to service its debts.

Final Repayment Date means the last day of the Repayment Term.

Financial Year means the period from the date of first drawdown to 31 December 2006 and then each succeeding period from 1 January to the next 31 December.

LIBOR, for a period, means the arithmetic mean of the rates shown on the Reuters screen LIBO paid for US dollars for a term equivalent to six months.

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EXECUTED in counterpart as of the date first above written.

EXECUTED by Alcoa Inc:

Signature of authorized representative	Witness

Name	Name

EXECUTED by Alumina Limited:

Signature of director	Signature of director/secretary

Name	Name

EXECUTED by Alcoa Australian Holdings Pty Ltd:

Signature of director	Signature of director/secretary

Name	Name

EXECUTED by Alcoa of Australia Limited:

Signature of director	Signature of director/secretary

Name	Name

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EXECUTED by the Enterprise Funding Partnership by its partners: Alcoa Australian Holdings Pty Ltd:

Signature of director	Signature of director/secretary

Name	Name

Alumina Limited:

Signature of director	Signature of director/secretary

Name	Name